LETTER OF CREDIT, REIMBURSEMENT AND
                            GUARANTY AGREEMENT


                         Dated as of June 1, 1994

                             TABLE OF CONTENTS



                                                                      Pages


ARTICLE I      DEFINITIONS . . . . . . . . . . . . . . . . . . . .     3


ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE
                         GUARANTOR . . . . . . . . . . . . . . . .    10

                  2.1.   Incorporation . . . . . . . . . . . . . .    10
                  2.2.   Power and Authority; No Conflicts;
                         Enforceability. . . . . . . . . . . . . .    10
                  2.3.   Financial Condition . . . . . . . . . . .    11
                  2.4.   Title to Property and Assets. . . . . . .    11
                  2.5.   Litigation. . . . . . . . . . . . . . . .    11
                  2.6.   Taxes . . . . . . . . . . . . . . . . . .    11
                  2.7.   Trademarks, Franchises and Licenses . . .    12
                  2.8.   No Default. . . . . . . . . . . . . . . .    12
                  2.9.   Governmental Authority. . . . . . . . . .    12
                  2.10.  ERISA Requirements. . . . . . . . . . . .    12
                  2.11.  Pollution and Environmental Control;
                         Hazardous Substances. . . . . . . . . . .    12
                  2.12.  Capital Structure . . . . . . . . . . . .    13
                  2.13.  Solvent Financial Condition . . . . . . .    13
                  2.14   Restrictions. . . . . . . . . . . . . . .    13
                  2.15.  Full Disclosure . . . . . . . . . . . . .    13
                  2.16.  Labor Relations . . . . . . . . . . . . .    14
                  2.17.  Compliance with Laws. . . . . . . . . . .    14
                  2.18   Brokers . . . . . . . . . . . . . . . . .    14
                  2.19   Trade Relations . . . . . . . . . . . . .    14
                  2.20   Investment Company Act. . . . . . . . . .    14
                  2.21.  Survival of Representations and
                         Warranties. . . . . . . . . . . . . . . .    14


ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE
                         BORROWER. . . . . . . . . . . . . . . . .    15

                  3.1.   Incorporation . . . . . . . . . . . . . .    15
                  3.2.   Power and Authority . . . . . . . . . . .    15
                  3.3.   Governmental Authority. . . . . . . . . .    15
                  3.4.   Project Site. . . . . . . . . . . . . . .    16
                  3.5.   Survival of Representatives
                         and Warranties. . . . . . . . . . . . . .    16

ARTICLE IV     TERMS OF LETTER OF CREDIT, REIMBURSEMENT,
                         OTHER PAYMENTS AND GUARANTY . . . . . . .    17

                  4.1.   Letter of Credit. . . . . . . . . . . . .    17
                  4.2.   Reimbursement and Other Payments. . . . .    17
                  4.3.   Tender Advances . . . . . . . . . . . . .    17
                  4.4.   Commission and Fee. . . . . . . . . . . .    19
                  4.5.   Increased Costs . . . . . . . . . . . . .    19
                  4.6.   Computation . . . . . . . . . . . . . . .    20
                  4.7.   Payment Procedure . . . . . . . . . . . .    20
                  4.8.   Business Days . . . . . . . . . . . . . .    20
                  4.9.   Reimbursement of Expenses . . . . . . . .    20
                  4.10.  Expiration Date . . . . . . . . . . . . .    20
                  4.11.  Guaranty. . . . . . . . . . . . . . . . .    20
                  4.12.  Obligations Absolute. . . . . . . . . . .    22
                  4.13.  Waiver of Guarantor's Rights. . . . . . .    23


ARTICLE V      SECURITY; INSURANCE . . . . . . . . . . . . . . . .    24

                  5.1.   Security. . . . . . . . . . . . . . . . .    24
                  5.2.   Casualty and Liability Insurance
                         Required. . . . . . . . . . . . . . . . .    24
                  5.3.   Notice of Casualty or Taking. . . . . . .    24


ARTICLE VI     AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . .    25

                  6.1.   Financial Reports and Other Data
                         and Information . . . . . . . . . . . . .    25
                  6.2.   Books, Records and Inspections. . . . . .    26
                  6.3.   Maintenance of Property, Insurance. . . .    27
                  6.4.   Corporate Franchises. . . . . . . . . . .    27
                  6.5.   Compliance with Statutes, etc.. . . . . .    27
                  6.6.   ERISA . . . . . . . . . . . . . . . . . .    27
                  6.7.   Performance of Obligations. . . . . . . .    28
                  6.8.   Taxes and Liens . . . . . . . . . . . . .    28
                  6.9.   Payment of Obligations. . . . . . . . . .    29
                  6.10.  Environmental Matters . . . . . . . . . .    29


ARTICLE VII    NEGATIVE COVENANTS. . . . . . . . . . . . . . . . .    30

                  7.1.   Negative Pledge; Liens. . . . . . . . . .    30
                  7.2.   Consolidation or Merger . . . . . . . . .    31
                  7.3.   Sale of Assets, Dissolution, Etc. . . . .    31
                  7.4.   Loans and Investments . . . . . . . . . .    31
                  7.5.   Consolidated Total Liabilities to
                         Consolidated Tangible Net Worth . . . . .    32
                  7.6.   Coverage Ratio. . . . . . . . . . . . . .    32
                  7.7.   Current Ratio . . . . . . . . . . . . . .    32
                  7.8.   Consolidated Net Worth. . . . . . . . . .    32


ARTICLE VIII   CONDITIONS TO ISSUANCE OF LETTER OF
                         CREDIT. . . . . . . . . . . . . . . . . .    33

                  8.1.   Conditions of Issuance. . . . . . . . . .    33
                  8.2.   Additional Conditions Precedent to
                         Issuance of the Letter of Credit. . . . .    34
                  8.3.   Conditions Precedent to Each
                         Tender Advance. . . . . . . . . . . . . .    35


ARTICLE IX     DEFAULT   . . . . . . . . . . . . . . . . . . . . 36

                  9.1.   Events of Default . . . . . . . . . . . .    36
                  9.2.   No Remedy Exclusive . . . . . . . . . . .    38


ARTICLE X      MISCELLANEOUS . . . . . . . . . . . . . . . . . . .    39

                  10.1.  Indemnification . . . . . . . . . . . . .    39
                  10.2.  Transfer of Letter of Credit. . . . . . .    40
                  10.3.  Reduction of Letter of Credit . . . . . .    40
                  10.4.  Liability of the Bank . . . . . . . . . .    40
                  10.5.  Successors and Assigns. . . . . . . . . .    41
                  10.6.  Notices . . . . . . . . . . . . . . . . .    41
                  10.7.  Amendment . . . . . . . . . . . . . . . .    42
                  10.8.  Effect of Delay and Waivers . . . . . . .    42
                  10.9.  Counterparts. . . . . . . . . . . . . . .    42
                  10.10. Severability. . . . . . . . . . . . . . .    42
                  10.11. Cost of Collection. . . . . . . . . . . .    42
                  10.12. Set Off . . . . . . . . . . . . . . . . .    42
                  10.13. Governing Law . . . . . . . . . . . . . .    43
                  10.14. References. . . . . . . . . . . . . . . .    43
                  10.15. Consent to Jurisdiction, Venue. . . . . .    43


EXHIBIT A      Form of Letter of Credit
EXHIBIT B      Representations of the Guarantor;
                         Representations of the Borrower
EXHIBIT C      Liens
EXHIBIT D      Insurance
EXHIBIT E      Opinion of Counsel to the Borrower and the Guarantor
EXHIBIT F      Opinion of Bond Counsel

                    LETTER OF CREDIT, REIMBURSEMENT and
                            GUARANTY AGREEMENT


               THIS AGREEMENT, dated as of June 1, 1994 by and among SPENCE ENGINEERING COMPANY, INC., a Delaware corporation ("the Borrower"), WATTS INDUSTRIES, INC., a Delaware corporation ("the Guarantor"), and THE FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association organized and existing under the laws of the United States with its principal offices located in Charlotte, North Carolina (the "Bank");

                           W I T N E S S E T H:

               WHEREAS, arrangements have been made pursuant to a Trust Indenture of even date herewith (the "Indenture") between the Village of Walden Industrial Development Agency (the "Issuer") and The First National Bank of Boston, Boston, Massachusetts (the "Trustee") for the issuance and sale by the Issuer of its Industrial Development Revenue Refunding Bonds (Spence Engineering Company, Inc. Project), Series 1994 in the original aggregate principal amount of $7,500,000 (the "Bonds"); and

               WHEREAS, the Bonds have been issued for the purpose of refunding in whole the outstanding principal amount of the Issuer's Industrial Development Revenue Refunding Bonds (Spence Engineering Company Project), Series 1984 in the original aggregate principal amount of $7,500,000 (the "Prior Bonds"), the proceeds of which were used to finance, in whole or in part, the cost of acquiring, constructing and installing a certain project in the Village of Walden, New York (the "Project") owned and operated by the Company and located in Orange County; and

               WHEREAS, in order to enhance the marketability of the Bonds, the Borrower has requested the Bank to issue an irrevocable direct pay letter of credit in the form attached hereto as Exhibit A (such letter of credit or any successor or substitute letter of credit issued by the Bank herein individually and collectively called the "Letter of Credit") in an aggregate amount not exceeding $7,875,000, of which (a) $7,500,000 shall support the payment of principal or portion of the purchase price corresponding to principal of the Bonds and (b) $375,000 shall support the payment of up to 120 days' interest or portion of the purchase price corresponding to interest on the Bonds at an assumed interest rate of 15% per annum; and

               WHEREAS, as a condition precedent to the issuance of the Letter of Credit, the Bank has requested and the Guarantor has agreed to unconditionally guarantee the obligations of the Borrower hereunder as hereinafter provided;

               NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the covenants, terms and conditions hereinafter appearing, and to induce the Bank to issue the Letter of Credit, the Borrower and the Guarantor do hereby covenant and agree with the Bank as follows:

                                 ARTICLE I

                                Definitions

               All words and terms defined in Article I of the Sale Agreement shall have the same meanings in this Agreement, unless otherwise specifically defined herein. The terms defined in this Article I have, for all purposes of this Agreement, the meanings specified hereinabove or in this Article, unless defined elsewhere herein or the context clearly requires otherwise.

               1.1. "Affiliate" means any person, corporation, association or other business entity which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or the Guarantor.

               1.2. "Agreement" shall mean this Letter of Credit, Reimbursement and Guaranty Agreement, as the same may from time to time be amended, modified or supplemented in accordance with the terms hereof.

               1.3. "Alternate Credit Facility" means any irrevocable direct pay letter of credit, insurance policy or similar credit enhancement or support facility for the benefit of the Trustee, the terms of which Alternate Credit Facility shall in all respects material to the registered owners of the Bonds be the same (except for the term set forth in such Alternate Credit Facility) as those of the Letter of Credit.

               1.4. "Bankruptcy Code" means 11 U.S.C. (section) 101 et seq., as amended.

               1.5. "Bondholder" or "Bondholders" means the initial and any future registered owners of the Bond or Bonds as registered on the books and records of the Bond Registrar pursuant to Section 204 of the Indenture.

               1.6. "Bond Documents" means, collectively, the Sale Agreement, the Note, the Remarketing Agreement, the Tender Agency
Agreement, the Indenture, the Security Instruments and the Bonds, as the same may be amended, modified or supplemented from time to time in accordance with their respective terms.

               1.7. "Borrower" means Spence Engineering Company, Inc., a Delaware corporation.

               1.8. "Cash and Cash Equivalents" means as to any Person at a particular date, the aggregate amount of all items categorized as "cash" and "cash equivalents" on the balance sheet of such Person, as determined in accordance with GAAP.

               1.09. "Consistent Basis" means, in reference to the application of GAAP, that the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preceding period, except as to any changes consented to by the Bank.

               1.10. "Consolidated Net Income" means the consolidated gross revenues of the Guarantor and the Borrower and the Subsidiaries of each for such period less all expenses and other proper charges for such period (including taxes on or measured by income) determined in accordance with GAAP.

               1.11. "Consolidated Net Worth" of the Guarantor and the Borrower and the Subsidiaries of each shall mean at any time as of which the amount thereof is to be determined, the sum of the Net Worth of such Persons.

               1.12. "Consolidated Subsidiaries" means the Subsidiaries of the Guarantor included in the audited consolidated financial statements of the Guarantor from time to time.

               1.13. "Consolidated Tangible Net Worth" of the Guarantor and the Borrower and the Subsidiaries of each shall mean at any time as of which the amount thereof is to be determined, the Consolidated Net Worth less, the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): (a) all reserves, except legal reserves and other contingency reserves (i.e., reserves not allocated to specific purposes and not deducted from assets), which are properly treated as appropriations of surplus or retained earnings; (b) the book value of all assets which would be treated as intangibles under GAAP including, without limitation, capitalized expenses, goodwill, trademarks, trade names, franchises, copyrights, patents and unamortized debt discount and expense; and (c) any treasury stock.

               1.14. "Consolidated Total Liabilities" means the sum of the Total Liabilities of the Guarantor and the Borrower and the Subsidiaries of each at any time as of which the amount thereof is to be determined.

               1.15. "Consultant" means any third-party architect or engineer satisfactory to the Bank.

               1.16. "Current Assets" means Cash and Cash Equivalents and all other assets or resources of a Person which are expected to be realized in cash, sold in the ordinary course of business, or consumed within one year, all determined in accordance with GAAP.

               1.17. "Current Liabilities" means the amount of all liabilities of a Person which by their terms are payable within one year (including all indebtedness payable on demand or maturing not more than one year from the date of computation and the current portion of long-term debt), all determined in accordance with GAAP.

               1.18. "Default" means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

               1.19. "Distribution" means in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of its Securities unless made contemporaneously from the net proceeds of the sale of its Securities.

               1.20. "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, including, but not limited to, the Resource Conservation and Recovery Act; the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Toxic Substances Control Act, as amended; the Clean Water Act; the River and Harbor Act; the Water Pollution Control Act; the Marine Protection Research and Sanctuaries Act; the Deep-Water Port Act; the Safe Drinking Water Act; the Superfund Amendments and Reauthorization Act of 1986; the Federal Insecticide, Fungicide and Rodenticide Act; the Mineral Lands and Leasing Act; the Surface Mining Control and Reclamation Act; state and federal superlien and environmental cleanup programs and laws; and U.S. Department of Transportation regulations.

               1.21. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including any rules and regulations promulgated thereunder.

               1.22. "ERISA Affiliate" means a Person under common control with the Guarantor within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or Section 4001(b) of ERISA.

               1.23. "Event of Default" means an Event of Default as defined in Section 9.1 hereof.

               1.24. "Expiration Date" means June 17, 1997, the expiration date of the Letter of Credit, as such date may be extended in accordance with the terms of Section 4.10 hereof.

               1.25. "GAAP" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board and its predecessors or pronouncements of the American Institute of Certified Public Accountants or those principles of accounting which have other substantial authoritative support and are applicable in the circumstances as of the date of application, as such principles are from time to time supplemented or amended.

               1.26. "Guarantor" means Watts Industries, Inc., a Delaware corporation.

               1.27. "Indebtedness" means with respect to any Person, all indebtedness of such Person for borrowed money, all indebtedness of such Person for the acquisition of property other than purchase of products and merchandise in the ordinary course of business, indebtedness secured by and any lien, pledge or other encumbrance on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business); all guarantees of Indebtedness of any other Person by such Person (including any agreement, contingent or otherwise, to purchase any obligation representing such Indebtedness or property constituting security therefor, or to advance or supply funds for such purpose or to maintain working capital or other balance sheet or income statement condition, or any other arrangement in substance effecting any of the foregoing); all leases and other items which in accordance with GAAP are classified as liabilities on a balance sheet; provided that in no event shall the term Indebtedness include capital stock, surplus and retained earnings, minority interests in the common stock of subsidiaries, reserves for deferred income taxes and investment credits, other deferred credits and reserves, and deferred compensation obligations.

               1.28. "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, the Borrower or the Guarantor, respectively, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

               1.29. "Material Adverse Effect" means a material adverse effect on the business, operations or financial condition of the Guarantor and its Subsidiaries or if applicable, such other Person, taken as a whole.


               1.30.  "Money Borrowed" as applied to Indebtedness, means
(i) Indebtedness for borrowed money; (ii) Indebtedness, whether or not in any such case the same was for borrowed money, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; and (iv) Indebtedness under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof.

               1.31. "Net Worth" means the amount of issued and outstanding share capital, plus the amount of additional paid-in capital, retained earnings (or, in the case of a deficit, minus the amount of such deficit), determined in accordance with GAAP.

               1.32. "Obligations" means all loans and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Bank of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the other Bond Documents or Security Instruments or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorney's fees and any other sums chargeable to the Borrower under any of the Bond Documents or Security Instruments.

               1.33. "Officer's Certificate" means the Certificate of the Chief Financial Officer or the Controller of the Borrower or the Guarantor, as the case shall be, as approved by the Bank.

               1.34. "Other Agreements" means any and all agreements, instruments and documents (other than this Agreement and the Security Instruments), heretofore, now or hereafter executed by the Borrower or the Guarantor or the Subsidiaries of either or any of them and delivered to the Bank in respect to the transactions contemplated by this Agreement.

               1.35.  "Permitted Encumbrances" means and includes:

                    (a) liens for taxes and assessments not delinquent or which are being contested in good faith by appropriate proceedings and against which adequate reserves have been provided for on the books of the Guarantor or the Borrower, as applicable;

                    (b) worker's, mechanic's and materialmen's liens and similar liens incurred in the ordinary course of business remaining undischarged or unstayed for not longer than 60 days following Borrower's notice of the attachment thereof;

                    (c) attachments remaining undischarged or unstayed for not longer than 60 days from the making thereof;

                    (d) liens in respect of final judgments or awards remaining undischarged or unstayed for not longer than 60 days from the making thereof;

                    (e) liens in respect of pledges or deposits under worker's compensation laws, liens to secure customs bonds, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations, or in connection with surety, appeal and similar bonds incidental to the conduct of litigation;

                    (f) any other liens, easements, encumbrances, rights of way and clouds on title included within the term "Permitted Encumbrances" as defined in the Deed to Secure Debt and Security Agreement.

               1.36. "Person" means an individual, partnership, corporation, trust, joint venture, unincorporated organization, association, or a government, or agency or political subdivision or instrumentality thereof.

               1.37. "Plan" means a pension plan (other than a multiemployer pension plan as defined in Section 3(37) of ERISA) that is subject to Title IV of ERISA.

               1.38. "Pledge Agreement" means the Pledge Agreement of even date herewith from the Borrower to the Bank.

               1.39. "Prime Rate" means the interest rate publicly announced from time to time by the Bank to be its prime rate, which may not necessarily be its best lending rate. In the event the Bank shall abolish or abandon the practice of announcing its Prime Rate or should the same be unascertainable, the Bank shall designate a comparable reference rate which shall be deemed to be the Prime Rate under this Agreement.

               1.40. "Private Placement Memorandum" means the Private Placement Memorandum dated June 17, 1994 relating to the Bonds.

               1.41. "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

               1.42. "Project" means the manufacturing facility acquired, constructed and installed with the proceeds of the Prior Bonds, owned and operated by the Borrower in the Village of Walden, New York.

               1.43. "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               1.44. "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA other than those events for which the obligation to notify the Pension Benefit Guaranty Corporation ("PBGC") has been waived under 29 C.F.R. Part 2615.

               1.45.  "Security" means shall have the same meaning as in
Section 2(1) of the Securities Act of 1933, as amended.

               1.46. "Security Instruments" means, collectively, the Pledge Agreement and any and all Other Agreements.

               1.47. "Solvent" means as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and
(iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

               1.48. "Subsidiary" or "Subsidiaries" means, as to any Person, any corporation whether organized and existing under the laws of any state of the United States, including the District of Columbia and Puerto Rico, or under the laws of any foreign country, of which more than 50% of voting stock at any time is owned or controlled directly or indirectly by the Borrower or the Guarantor, as applicable.

               1.49. "Tender Advance" has the meaning assigned to that term in Section 4.3 of this Agreement.

               1.50. "Tender Draft" has the meaning assigned to that term in the Letter of Credit.

               1.51. "Termination Date" means the last day a drawing is available under the Letter of Credit.

               1.52. "Trustee" means any Person or group of Persons at the time serving as corporate fiduciary under the Indenture.

               1.53. "Uniform Customs and Practice" shall mean the Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC
Publication No. 500.

                                ARTICLE II

              Representations and Warranties of the Guarantor

               The Guarantor represents and warrants to the Bank (which representations and warranties shall survive the delivery of the documents mentioned herein and the issuance of the Letter of Credit) that:

               2.1. Incorporation. Each of the Guarantor and its Consolidated Subsidiaries is a corporation, partnership or joint venture, respectively, duly organized, existing and in good standing under the laws of its respective jurisdiction, except where the failure to be in good standing would not have a Material Adverse Effect and has the corporate or other power to own its respective properties and to carry on its respective business as now or at such future time being conducted, and is duly qualified as a foreign corporation or otherwise to do business in every jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. On the date of the execution and delivery of this Agreement, the Guarantor has the respective Consolidated Subsidiaries shown on Exhibit B hereto, and no other Subsidiaries.

               2.2. Power and Authority; No Conflicts; Enforceability. It is duly authorized under all applicable provisions of law to execute, deliver and perform this Agreement and the Other Agreements to which it is a party, and all corporate action on its part required for the lawful execution, delivery and performance hereof and thereof has been duly taken; and this Agreement and the Other Agreements to which it is a party, upon the due execution and delivery hereof, will be the valid, binding and legal obligation of the Guarantor enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and to general principles of equity. Neither the execution of this Agreement, nor the fulfillment of or compliance with the respective provisions and terms hereof, will (A) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a violation of or default under any applicable law, regulation, judgment, writ, order or decree to which the Guarantor or any Consolidated Subsidiary or any of their respective properties are subject, or the charter or bylaws of the Guarantor or any Consolidated Subsidiary, or any agreement or instrument to which the Guarantor or any Consolidated Subsidiary is now a party and (b) create any lien, charge or encumbrance upon any of the property or assets of the Guarantor or any Consolidated Subsidiary pursuant to the terms of any agreement or instrument to which the Guarantor or any Subsidiary is a party or by which they, or any of them, or any of their respective properties, are bound except pursuant to the Security Instruments.

               2.3. Financial Condition. The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries for the fiscal year ended as of June 30, 1993 [and the fiscal quarters ended September 30, 1993, December 31, 1993 and March 31, 1994], and the related consolidated statements of income and retained earnings and changes in financial position for the period then ended, copies of which have been furnished to the Bank, are correct, complete and fairly present the financial condition of the Guarantor and its Consolidated Subsidiaries in all material respects as at the respective date of said balance sheets, and the results of its respective operations for each such period. The Guarantor and its Consolidated Subsidiaries do not have any material direct or contingent liabilities as of the date of this Agreement which are not provided for or reflected in the balance sheets dated March 31, 1994, or referred to in notes thereto or set forth in Exhibit B hereto. There has been no material adverse change in the business, properties or condition, financial or otherwise, of the Guarantor and its Consolidated Subsidiaries since
March 31, 1994.

               2.4. Title to Property and Assets. It has good and marketable title to its Property, including the properties and assets reflected in the financial statements and notes thereto described in
Section 2.3 hereof, except for such assets as have been disposed of since the date of said financial statements in the ordinary course of business or as are no longer useful in the conduct of its business, and all such properties and assets are free and clear of all material Liens, mortgages, pledges, encumbrances or charges of any kind except Liens reflected in the financial statements or Exhibit B hereto or permitted under Section 7.2 hereof.

               2.5. Litigation. There are no pending or, to the best of its knowledge, threatened material actions, suits or proceedings before any court, arbitrator or governmental or administrative body or agency which may materially adversely affect the properties, business or condition, financial or otherwise, of the Guarantor and its Consolidated Subsidiaries on a consolidated basis, except as disclosed in the financial statements and notes thereto described in Section 2.3 hereof or Exhibit B hereto.

               2.6. Taxes. It has filed all material tax returns required to be filed by it and all material taxes due with respect thereto have been paid, and except as described in Exhibit B hereto, no controversy in respect of a material amount of additional taxes, state, federal or foreign, of the Guarantor is pending, or, to the knowledge of the Guarantor, threatened. The federal income taxes of the Guarantor have been examined and reported on or closed by applicable statutes for all fiscal years to and including the fiscal year ending June 30, 1990, and adequate reserves have been established for the payment of all such taxes for periods ended subsequent to June 30, 1990.

               2.7. Trademarks, Franchises and Licenses. It owns, possesses, or has the right to use all necessary material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct business as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, or copyright of any other Persons.

               2.8. No Default. It is not in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which it may be bound, the effect of which default would allow any Person to cause such obligation under the agreement or instrument to become due prior to its stated maturity.

               2.9. Governmental Authority. It has received the written approval of all federal, state, local and foreign governmental authorities, if any, necessary to carry out the terms of this Agreement, and no further governmental consents or approvals are required in the making or performance of this Agreement by it.

               2.10. ERISA Requirements. It has not incurred any material liability to the PBGC established under ERISA (or any successor thereto under ERISA) in connection with any Plan established or maintained by it or by any Person under common control with it (within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended (the "Code"), or of Section 4001(b) of ERISA), or in which its employees are entitled to participate. No such Plan has incurred any material accumulated funding deficiency within the meaning of ERISA. No Reportable Event in connection with any such Plan has occurred or is continuing.

               2.11.  Pollution and Environmental Control; Hazardous
Substances. It has obtained all permits, licenses and other authorizations which are required under any Environmental Laws, except to the extent that failure to have obtained any such permit, license or authorization will not have a Material Adverse Effect, and is in material compliance with, all federal, state, and local Environmental Laws and regulations relating, without limitation, to pollution, reclamation or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic substances, materials or wastes the failure to comply with which would have a Material Adverse Effect. Neither any Guarantor, nor to Guarantor's knowledge any previous owner of the Project Site, has disposed of any hazardous substances on any portion of the Project Site. As used in this subparagraph, "hazardous substances" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act,
42 U.S.C. (section) 6901, et. seq., and the regulations adopted pursuant to such act.

               2.12. Capital Structure. Exhibit B attached hereto and made a part hereof states the correct name of each of the Consolidated Subsidiaries of the Guarantor, the jurisdiction of organization or incorporation and the percentage of its voting stock owned by the Guarantor. The Guarantor has good title to all of the shares it purports to own of the stock of each Consolidated Subsidiary, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable.

               2.13. Solvent Financial Condition. It is now, and after giving effect to the transactions contemplated hereby, will be Solvent.

               2.14. Restrictions. It is not a party or subject to any contract, agreement, or charter or other corporate restriction, which Guarantor believes materially and adversely affects its business or the use or ownership of any of its Properties. The Guarantor is not a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit B attached hereto, none of which prohibit the execution of or compliance with this Agreement by the Guarantor.

               2.15. Full Disclosure. The Financial Statements referred to in Section 2.3 above, do not, nor does this Agreement or the Bond Documents or any Other Agreement or written statement of the Guarantor to the Bank (including, without limitation, the Guarantor's filings, if any, with the Securities and Exchange Commission), taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which the Guarantor has failed to disclose to the Bank in writing which materially affects adversely or, so far as the Guarantor can now foresee, will materially affect adversely the Properties, business, prospects, profits, or condition (financial or otherwise) of the Guarantor or any of its Consolidated Subsidiaries or the ability of the Guarantor or the Borrower to perform this Agreement or the Bond Documents.

               2.16. Labor Relations. Except as described on Exhibit B attached hereto and made a part hereof, there are no material grievances, disputes or controversies with any union or any other organization of the Guarantor's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization which could have a Material Adverse Effect.

               2.17. Compliance With Laws. It has duly complied in all material respects with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to the Guarantor, its Properties or the conduct of its business, including, without limitation, OSHA and all Environmental Laws, the failure to comply with which would have a Material Adverse Effect.

               2.18. Brokers. There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement, except for fees owed to the Bank and its affiliates.

               2.19. Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between the Guarantor and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Guarantor, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely the Guarantor or prevent the Guarantor from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

               2.20. Investment Company Act. The Guarantor is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

               2.21. Survival of Representations and Warranties. It covenants, warrants and represents to the Bank that all representations and warranties of the Guarantor contained in this Agreement or any of the Bond Documents or Other Agreements shall be true at the time of its execution of this Agreement and, the Bond Documents or Other Agreements, and shall survive the execution, delivery and acceptance thereof by the Bank and the parties thereto and the closing of the transactions described therein or related thereto.

                                ARTICLE III

              Representations and Warranties of the Borrower

               The Borrower represents and warrants to the Bank (which representations and warranties shall survive the delivery of the documents mentioned herein and the issuance of the Letter of Credit) that:

               3.1. Incorporation. It is a corporation duly incorporated, existing and in good standing under the laws of the State of its incorporation, and has the corporate or other power to own its Property and to carry on its business as now being conducted.

               3.2. Power and Authority. It is duly authorized under all applicable provisions of law to execute, deliver and perform this Agreement and the Bond Documents, and all action, corporate or otherwise, as applicable, on its part required for the lawful execution, delivery and performance hereof has been duly taken; and this Agreement and the Bond Documents, upon the due execution and delivery hereof, will be its valid and binding obligation enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and to general principles of equity. Neither the execution of this Agreement nor the Bond Documents, nor the fulfillment of or compliance with their respective provisions and terms, will (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a violation of or default under any applicable law, regulation, judgment, writ, order or decree to which it or any of its properties is subject, or its charter or by-laws, or any agreement or instrument to which it or any of its Subsidiaries is now a party or by which it or any of its Subsidiaries or any of their respective properties is bound or affected, or (b) create any lien, charge or encumbrance upon any of its or any of its Subsidiaries' property or assets pursuant to the terms of any agreement or instrument to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective properties is bound except pursuant to the Security Instruments.

               3.3. Governmental Authority. It has received the written approval of all federal, state, local and foreign governmental authorities, if any, necessary to carry out the terms of this Agreement, and no further governmental consents or approvals are required in the making or performance of this Agreement and the Bond Documents.

               3.4. Project Site. The operation of the Project complies in all material respects with presently existing zoning and other land use restrictions affecting the Project Site, including without limitation, any restrictive covenants.

               3.5. Survival of Representations and Warranties. It covenants, warrants and represents to the Bank that all representations and warranties of contained in this Agreement or any of the Bond Documents shall be true at the time of its execution of this Agreement and the Bond Documents, and shall survive the execution, delivery and acceptance thereof by the Bank and the parties thereto and the closing of the transactions described therein or related thereto.

                                ARTICLE IV

         Terms of Letter of Credit, Reimbursement, Other Payments
                               and Guaranty

               4.1. Letter of Credit. The Bank agrees, on the terms and conditions hereinafter set forth, to issue and deliver the Letter of Credit in favor of the Trustee in substantially the form of Exhibit A attached hereto upon fulfillment of the applicable conditions set forth in
Article VIII hereof. The Bank agrees that any and all payments under the Letter of Credit will be made with the Bank's own funds.

               4.2. Reimbursement and Other Payments. The Borrower shall pay to the Bank:

                    (a) on or before 3:00 P.M., EST, but after the honoring of a draw by the Bank, on the date that any amount is drawn under the Letter of Credit, a sum equal to such amount so drawn under the Letter of Credit;

                    (b) on demand, interest on any and all amounts remaining unpaid by the Borrower when due hereunder from the date such amounts become due until payment thereof in full, at a fluctuating interest rate per annum equal at all times to the lesser of (i) the Prime Rate plus two percent (2%) or
               (ii) the highest lawful rate permitted by applicable law;

                    (c) on demand, any and all reasonable expenses incurred by the Bank in enforcing any rights under this Agreement and the Bond Documents; and

                    (d) on demand all charges, commissions, costs and expenses set forth in Sections 4.4, 4.5 and 4.9 hereof.

               4.3. Tender Advances. (a) If the Bank shall make any payment of that portion of the purchase price corresponding to principal and interest of the Bonds drawn under the Letter of Credit pursuant to a Tender Draft and the conditions set forth in Section 8.3 all have been fulfilled, such payment shall constitute a tender advance made by the Bank to the Borrower on the date and in the amount of such payment (a "Tender Advance"); provided that if the conditions of said Section 8.3 have not been fulfilled, the amount so drawn pursuant to the Tender Draft shall be payable in accordance with the terms of Section 4.2(a) above. Notwithstanding any other provision hereof, the Borrower shall repay the unpaid amount of each Tender Advance, together with all unpaid interest thereon on the earlier to occur of (i) such date as Bonds purchased pursuant to a Tender Draft are resold as provided in paragraph 4.3(d) hereof, (ii) on the date 366 days following the date of such Tender Advance, or (iii) the Termination Date.

               The Borrower may prepay the outstanding amount of any Tender Advance in whole or in part, together with accrued interest to the date of such prepayment on the date such amount is prepaid. The Borrower shall notify the Bank prior to 11:00 A.M., EST on the date of such prepayment of the amount to be prepaid.

               (b) The Borrower shall pay interest on the unpaid amount of each Tender Advance from the date of such Tender Advance until such amount is paid in full, payable monthly, in arrears, on the first day of each month during the term of each Tender Advance and on the date such amount is paid in full, at a fluctuating interest rate per annum in effect from time to time equal to the Prime Rate, provided that the unpaid amount of any Tender Advance which is not paid when due shall bear interest at the lesser of the Prime Rate plus two percent (2%) or the highest rate permitted by applicable law, payable on demand and on the date such amount is paid in full.

               (c) Pursuant to the Pledge Agreement the Borrower has agreed that, in accordance with the terms of the Indenture, Bonds purchased with proceeds of any Tender Draft shall be delivered by the Tender Agent to the Bank or its designee to be held by the Bank or its designee in pledge as collateral securing the Borrower's payment obligations to the Bank hereunder. Bonds so delivered to the Bank or its designee shall be registered in the name of the Bank, or its designee, as pledgee of the Borrower, as provided for in Section 3 of the Pledge Agreement.

               (d) Prior to or simultaneously with the resale of Pledged Bonds, the Borrower shall prepay or cause the Tender Agent to prepay as provided below the then outstanding Tender Advances (in the order in which they were made) by paying to the Bank an amount equal to the sum of (a) the amounts advanced by the Bank pursuant to the corresponding Tender Drafts relating to such Bonds, plus (b) the aggregate amount of accrued and unpaid interest on such Tender Advances. Such payment shall be applied by the Bank in reimbursement of such drawings (and as prepayment of Tender Advances resulting from such drawings in the manner described below), and, upon receipt by the Bank of a certificate completed and signed by the Trustee in substantially the form of Annex F to the Letter of Credit, the Borrower irrevocably authorizes the Bank to rely on such certificate and to reinstate the Letter of Credit in accordance therewith. Funds held by the Tender Agent as a result of sales of the Pledged Bonds by the Remarketing Agent shall be paid to the Bank by the Tender Agent to be applied to the amounts owing by the Borrower to the Bank pursuant to this paragraph (d). Upon payment to the Bank of the amount of such Tender Advance to be prepaid, together with accrued interest on such Tender Advance to the date of such prepayment on the amount to be prepaid, the principal amount outstanding of Tender Advances shall be reduced by the amount of such prepayment and interest shall cease to accrue on the amount prepaid.

               4.4. Commission and Fee. (a) The Borrower shall pay to the Bank a commission at the rate of one-half of one percent per annum on the undrawn amount available to be drawn under the Letter of Credit (computed on the date that such commission is payable) from and including the date of issuance of the Letter of Credit until the Termination Date, payable (i) as to the year in which the Letter of Credit is issued, on such date of issuance, and (ii) thereafter payable annually in advance in full on the first day of each anniversary of the issuance of the Letter of Credit. If the Letter of Credit is terminated or if there is a drawing under the Letter of Credit to pay the principal of the Bonds during the year preceding such anniversary date, the Bank will refund to the Borrower the applicable unused portion of the commission calculated on a pro rata basis.


               (b) The Borrower shall pay to the Bank, upon each drawing under the Letter of Credit in accordance with its terms, a fee of $150 per drawing.

               (c) The Borrower shall pay to the Bank, upon transfer of the Letter of Credit in accordance with its terms, a transfer fee of $1,000.

               4.5. Increased Costs. In the event of any change in any existing or future law, regulation, ruling or interpretation thereof affecting the Bank which shall either (a) impose, modify or make applicable any reserve, special deposit, capital requirement, assessment or similar requirement against the Letter of Credit or (b) impose on the Bank any other condition regarding the Letter of Credit, and the result of any event referred to in clause (a) or (b) above shall be to increase the cost (including a reasonable allocation of resources) or decrease the yield to the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Bank's reasonable allocation of the aggregate of such cost increases or yield decreases resulting from such events), then, upon demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost or decreased yield. A statement of charges submitted by the Bank, shall be conclusive, absent manifest error, as to the amount owed.

               4.6. Computation. All payments of interest, commission and other charges under this Agreement shall be computed on the per annum basis, based upon a year of 365 (or 366, as the case may be) days, and calculated for the actual number of days elapsed.

               4.7. Payment Procedure. All payments made by the Borrower under this Agreement shall be made to the Bank in lawful currency of the United States of America and in immediately available funds at the Bank's offices described at the beginning of this Agreement before 12:00 Noon, EST on the date when due, except for payments made in accordance with the terms of Section 4.2(a).

               4.8. Business Days. If the date for any payment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement the same shall be deemed to have fallen on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payments of interest or commission, as the case may be.

               4.9. Reimbursement of Expenses. The Borrower will pay all reasonable legal fees (computed without regard to any statutory presumption) incurred by the Bank in connection with the preparation, execution and delivery of this Agreement, the Letter of Credit, the Bond Documents, and all transactions contemplated hereby and thereby (including any amendments hereto or thereto or consents or waivers hereunder or thereunder) and will also pay all fees, charges or taxes for the recording or filing of Security Instruments. The Borrower will also pay for all reasonable legal expenses of the Bank in connection with the administration of the Letter of Credit, this Agreement and the Bond Documents. The Borrower will, upon request, promptly reimburse the Bank for all amounts expended, advanced or incurred by the Bank to collect or satisfy any obligation of the Borrower under this Agreement or any of the Bond Documents, or to enforce the rights of the Bank under this Agreement or any of the Bond Documents, which amounts will include, without limitation, all court costs, reasonable attorneys' fees, fees of auditors and accountants and investigation expenses incurred by the Bank in connection with any such matters.

               4.10. Expiration Date. The Letter of Credit will expire on its stated Expiration Date, unless the Bank notifies the Borrower in writing at least 120 days prior to the Expiration Date that the Bank will extend such applicable Expiration Date for an additional one-year period from the then applicable Expiration Date.

               4.11. Guaranty. (a) the Guarantor hereby absolutely and unconditionally guarantees, the full and timely payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under this Agreement or any of the Security Instruments, whether for principal, interest, fees, expenses or otherwise. The Guarantor further agrees to pay any and all expenses (including without limitation reasonable attorneys' fees and expenses) incurred by the Bank in enforcing or protecting its rights against the Guarantor under this Agreement or any of the Security Instruments.

               (b) This is a guaranty of payment and not of collection, and the Guarantor expressly waives any right to require that any action be brought against the Borrower or any other guarantor or to require that resort be had to any security, whether held by or available to the Bank or to any other guaranty. If the Borrower shall default in payment of the principal, interest, or fees on or any other amount payable hereunder when and as the same shall become due, whether by acceleration, call for prepayment, or otherwise, or upon the occurrence of any other Event of Default hereunder, the Guarantor, upon demand by the Bank or its successors or assigns, will promptly and fully make such payments. All payments by the Guarantor shall be made in immediately available coin or currency of the United States of America which on the respective dates of payment thereof is legal tender for the payment of public and private debts. Each default in payment of the principal, interest, fees or any other amount payable hereunder, or the occurrence of any other Event of Default hereunder, shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.
The Bank, or its successors or assigns, in its sole discretion, shall have the right to proceed first and directly against the Guarantor and its successors and assigns.

               (c) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the obligations of the Borrower under this Agreement or any requirement that the Bank protect, secure, perfect or insure any security interest or lien or any property subject hereto or to the Security Instruments or exhaust any right or take any action against the Borrower or any other Person.

               (d) The Guarantor will not exercise any rights that it may acquire by way of subrogation under this Agreement, by any payment made hereunder or otherwise, until all the obligations of the Borrower shall have been paid or performed in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the obligations of the Borrower hereunder shall not have been paid or performed in full, such amount shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank to be credited and applied upon the obligations of the Borrower hereunder, whether matured or unmatured, in accordance with the terms hereof.

               (e) This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the obligations of the Borrower hereunder is rescinded or is otherwise returned by the Bank upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

               4.12. Obligations Absolute. The obligations of each of the Borrower and the Guarantor under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

                    (a) any lack of validity or enforceability of the Letter of Credit, the Bonds, any of the other Bond
               Documents, any of the Security Instruments or any other agreement or instrument related thereto;

                    (b) any amendment or waiver of or any consent to departure from the terms of the Letter of Credit, the Bonds, any of the other Bond Documents, any of the Security Instruments or any other agreement or instrument related thereto;

                    (c) the existence of any claim, setoff, defense or other right which any of the Borrower, the Guarantor or the Issuer may have at any time against the Trustee, any beneficiary or any transferee of the Letter of Credit (or any Person for whom the Trustee, any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the other Security Instruments, the Letter of Credit, the Bond Documents, the Project or any unrelated transaction;

                    (d) any statement, draft or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever;

                    (e) the surrender, exchange or impairment of any security for the performance or observance of any of the terms of this Agreement; or

                    (f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor, except subject to the qualification that obligations may be reinstated upon bankruptcy, notwithstanding payment in full of the Borrower's obligations to the Bank.

Notwithstanding the absolute obligations of the Borrower and the Guarantor as provided above, the Bank shall be liable to the Borrower and the Guarantor as provided in Section 10.4 hereof.

               4.13. Waiver of Guarantor's Rights. The Guarantor hereby waives to the fullest extent possible as and against the Borrower and its assets any and all rights, whether at law, in equity, by agreement or otherwise, to subrogation, indemnity, reimbursement, contribution, or any other similar claim, cause of action or remedy that otherwise would arise out of the Guarantor's performance of its obligations to the Bank under this Agreement. The preceding waiver is intended by both the Guarantor and the Bank to be for the benefit of the Borrower, and the waiver shall be enforceable by the Borrower or any of its successors or assigns as an absolute defense to any action by the Guarantor against the Borrower or its assets which arises out of the Guarantor's having made any payment to the Bank with respect to any of the Borrower's liabilities guaranteed hereunder.

                                 ARTICLE V

                            Security; Insurance

               5.1. Security. As security for the full and timely payment and performance by the Borrower and the Guarantor of their respective obligations hereunder, the Borrower shall on the date hereof deliver the Pledge Agreement to the Bank.

               5.2. Casualty and Liability Insurance Required. The Borrower will keep the Project and its Properties continuously insured against such risks as are customarily insured against by businesses of like size and type engaged in the same or similar operations (other than business interruption insurance) including, without limiting the generality of any other covenant contained herein or in the Bond Documents, casualty insurance and general comprehensive liability insurance against claims for bodily injury, death or property damage; provided, however, that the insurance so required may be provided by blanket policies now or hereafter maintained by the Borrower or the Guarantor.

               5.3. Notice of Casualty or Taking. In case of any material damage to or destruction of all or any part of the Project, the Borrower shall give prompt notice thereof to the Bank. In case of a taking or proposed taking of all or any material part of the Project or any right therein by Eminent Domain, the Borrower shall give prompt notice thereof to the Bank. Each such notice shall describe generally the nature and extent of such damage, destruction, taking, loss, proceeding or negotiations.

                                ARTICLE VI

                           Affirmative Covenants

               Until all the Obligations to be performed and paid shall have been performed and paid in full, and for so long as the Letter of Credit shall be outstanding, unless the Bank shall otherwise consent in writing, the Borrower and the Guarantor will perform and observe all covenants and agreements contained on its respective part in this
Article VI.

               6.1.  Financial Reports and Other Data and Information.

               (a) Quarterly Statements. Within forty-five (45) days after the end of each fiscal quarter, a balance sheet of the Guarantor and its Consolidated Subsidiaries at the end of that period and an income statement for that period and for the portion of the fiscal year ending with such period on a consolidated and consolidating basis, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the Chief Financial Officer or Controller of the Guarantor as complete and correct in all material respects and prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments.

               (b) Annual Statements. Within ninety (90) days after the end of each fiscal year, a detailed audited financial report of the Guarantor and its Consolidated Subsidiaries on a consolidated and consolidating basis, containing a balance sheet at the end of that period and an income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, and containing an unqualified opinion of independent certified public accountants acceptable to the Bank that the financial statements were prepared in accordance with GAAP, and that the examination in connection with the financial statements was made in accordance with generally accepted auditing standards and accordingly included tests of the accounting records and other auditing procedures that were considered necessary in the circumstances.

               (c) SEC and Other Reports; Orders, Judgments, Etc. Promptly upon its becoming available, one copy of each regular or periodic report, registration statement or prospectus filed by the Guarantor with any securities exchange or the Securities and Exchange Commission or any successor agency, and of any material order, judgment, decree, decision or ruling issued by any governmental authority in any proceeding to which the Guarantor is a party;

               (d) Accountants' Statements. Within the period provided in paragraph (b) above, a letter of the accountants who render the opinion on the financial statements, stating that they reviewed this Agreement and that in performing the examination necessary to render an opinion on the annual financial statements they obtained no knowledge of any such Default or Event of Default resulting from the Guarantor's failure to observe the financial ratios under Sections 7.5 through 7.8, or, if the accountants have knowledge of a Default or Event of Default, a statement specifying to the best of their knowledge the nature and period of existence of the Default or Event of Default;

               (e) Certificates. At the time of the delivery of the financial statements provided for in Section 6.1(a) and (b), an Officers' Certificate of the Guarantor to the effect that to the best of his knowledge, no Default or Event of Default has occurred and is continuing;

               (f) Notice of Default or Litigation. Promptly, and in any event within three Business Days after the Chief Financial Officer or Controller of the Guarantor obtains knowledge thereof, notice of (1) the occurrence of any event which constitutes a Default or Event of Default,
(2) any litigation or governmental proceeding pending against the Guarantor which is likely to materially and adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of the Guarantor and its Subsidiaries on a consolidated basis;

               (g) Environmental Matters. Promptly upon obtaining knowledge thereof, notice of any facts or circumstances known to the Borrower that the Guarantor reasonably believes is likely to form the basis for the assertion of any material claim against the Guarantor relating to environmental matters including, but not limited to, any claim arising from past or present environmental practices asserted under CERCLA, RCRA, or any other federal, state or local environmental statute;

               (h) Other Information. From time to time, such other information or documents (financial or otherwise) as the Bank may reasonably request.

               6.2. Books, Records and Inspections. The Borrower and the Guarantor will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to their businesses and activities. The Borrower and the Guarantor will permit officers and designated representatives of the Bank to visit and inspect, under guidance of officers of the Borrower and the Guarantor as applicable, any of the properties of the Borrower and the Guarantor and to examine the books of account of the Borrower and the Guarantor and discuss the affairs, finances and accounts of the Borrower and the Guarantor with, and be advised as to the same by, its and their officers, as applicable, all at such reasonable times and intervals and to such reasonable extent as the Bank may request.

               6.3. Maintenance of Property, Insurance. Exhibit D sets forth a true and complete listing of all material insurance maintained by the Guarantor and the Borrower as of the date hereof, with the amounts insured on the date hereof set forth therein. Each of the Borrower and the Guarantor shall (i) keep all property useful and necessary in their business in good working order and condition, except for property which has become obsolete or is no longer useful, (ii) maintain with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and, as to the Borrower, against at least such risks as are described in Exhibit D, and
(iii) furnish to the Bank, upon written request, full information as to the insurance carried.

               6.4. Corporate Franchises. The Borrower and the Guarantor will do or cause to be done, all things necessary to preserve and keep in full force and effect their existence and their material rights, franchises, licenses and patents; provided, however, that nothing in this
Section 6.4 shall prevent the withdrawal by the Borrower or the Guarantor of any qualification as a foreign corporation in any jurisdiction where such withdrawal could not have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or the Guarantor and nothing in this Section 6.4 shall prevent the merger of the Borrower into the Guarantor or into a Consolidated Subsidiary of the Guarantor.

               6.5. Compliance with Statutes, etc. The Borrower and the Guarantor will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their businesses and their ownership of property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and the Guarantor or of the Borrower and the Guarantor taken as a whole.

               6.6. ERISA. As soon as possible and in any event within 10 days after the Borrower or the Guarantor knows that a Reportable Event has occurred with respect to a Plan established or maintained by the Borrower, the Guarantor or any ERISA Affiliate, that a material accumulated funding deficiency has been incurred or an application is to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to such a Plan, that a Plan has been or will be terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA in a manner that has a Material Adverse Effect, that such a Plan has an Unfunded Current Liability within the meaning of Title IV of ERISA giving rise to a lien under ERISA, that proceedings will be or have been instituted to terminate such a Plan under circumstances that will have a Material Adverse Effect, or that the Borrower or the Guarantor or an ERISA Affiliate will incur any material liability to or on account of such a Plan under
Section 4062, 4063 or 4064, or which is a multiemployer plan under
Section 515, 4201 or 4203 of ERISA, the Borrower and the Guarantor will deliver to the Bank a certificate of a financial officer thereof, setting forth details as to such occurrence and action, if any, which the Borrower, the Guarantor or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Guarantor, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto. The Borrower and the Guarantor will deliver to the Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by either the Borrower or the Guarantor.

               6.7. Performance of Obligations. The Borrower and the Guarantor will perform all of their obligations under the terms of each mortgage, indenture, security agreement and other agreement by which they are bound, except such non-performances as could not in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and the Guarantor or of the Borrower and the Guarantor taken as a whole.

               6.8. Taxes and Liens. The Borrower and the Guarantor will promptly pay, or cause to be paid, all material taxes, assessments or other governmental charges which may lawfully be levied or assessed upon the income or profits of Borrower or the Guarantor or upon any Property, real, personal or mixed, belonging to Borrower or the Guarantor, or upon any part thereof, and also any lawful claims for labor, material and supplies which, if unpaid, might become a lien or charge against any such property; provided, however, neither Borrower nor the Guarantor shall be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be actively contested in good faith by proper proceedings and, against which the Borrower or the Guarantor, as the case may be, shall have established reserves which are in amounts satisfactory to the Borrower's or the Guarantor's, as the case may be, independent certified public accountants.

               6.9. Payment of Obligations. The Borrower and the Guarantor will pay, when due, all its material obligations and liabilities, except where the same (other than Indebtedness) are being contested in good faith by appropriate proceedings diligently prosecuted and appropriate reserves for the accrual of same are maintained and, in the case of judgments, enforcement thereof has been stayed pending such contest.

               6.10. Environmental Matters. The Borrower and the Guarantor will obtain and maintain all licenses, permits, and approvals required in connection with the Project with respect to Hazardous Materials (which shall mean all materials defined as "hazardous substances," "hazardous waste" or "solid waste" in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act or any similar environmental statute) and the Borrower or the Guarantor, as applicable, will remain in full compliance with such licenses, permits and approvals, except to the extent that failure to so comply would not have a Material Adverse Effect. The Borrower and the Guarantor will give the Bank copies of any citations, orders, notices or other communications received with respect to violations or alleged violations of any environmental laws in connection with the Project if such violation or alleged violation is likely to have a Material Adverse Effect. The Borrower and the Guarantor shall indemnify and hold the Bank and its directors, officers, shareholders and employees harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including clean-up costs) judgments and expenses (including attorneys', consultants' or experts' fees and expenses) of every kind and nature suffered by or asserted against the Bank as a direct or indirect result of any warranty or representation made by the Borrower and the Guarantor in this Section 6.11 being false or untrue in any material respect or any requirement under any environmental law, which requires the elimination or removal of any Hazardous Materials at the Project Site by the Bank, the Borrower, the Guarantor or any transferee of the Borrower, the Guarantor or the Bank, except to the extent that any such damages, penalties, fines, claims, liens, suits, liabilities, costs, judgments, or expenses result directly or indirectly from the actions of the Bank or any of its directors, officers, shareholders or employees.

                                ARTICLE VII

                            Negative Covenants


               Until all the Obligations to be performed and paid shall have been performed and paid in full, and for so long as the Letter of Credit shall be outstanding, unless the Bank shall otherwise consent in writing, the Borrower and the Guarantor covenant and agree as follows:

               7.1. Negative Pledge; Liens. The Borrower and the Guarantor will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) constituting the Project or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of the Guarantor), or assign any right to receive income or permit the filing of any financing statement under the Uniform Commercial Code of any state or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 7.1 shall not prevent the creation, incurrence, assumption or existence of:

                        (i)   Liens in favor of the Bank;

                       (ii) Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established;

                      (iii) Except as hereinafter set forth, Liens in respect of property or assets of the Borrower or the Guarantor imposed by law, which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business, not to exceed $10,000,000 in the aggregate, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or the Guarantor or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

                       (iv) Liens in existence on the date hereof which are listed, and the property subject thereto described in Exhibit C, with an indication therein that such Liens are "Permitted Liens" hereunder, provided that if in Exhibit C any Lien is listed as being a Permitted Lien only for a designated time period, such Lien shall cease to be a Permitted Lien after the expiration of such time period;

                        (v)   Permitted Encumbrances;

                       (vi) Liens created pursuant to the Security Instruments; and

                      (vii) Utility deposits and pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation;

               7.2. Consolidation or Merger. The Guarantor will not enter into any transaction of merger or consolidation, except for mergers in which the Guarantor is the surviving entity.

               7.3.  Sale of Assets, Dissolution, Etc.  Subject to Section
7.2 hereof, the Guarantor will not (a) transfer, sell, assign, lease or otherwise dispose of properties or assets including notes, franchises or contract rights, or any stock (valued at book value) or any Indebtedness of any Subsidiary in any fiscal year which taken together have an aggregate book value in excess of thirty percent (30%) of Consolidated Net Worth, except in the ordinary course of business, or (b) change the nature of its business, or wind up, liquidate or dissolve, or agree to do any of the foregoing.

               7.4. Loans and Investments. The Guarantor will not make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock or securities of, or any interest in, or make any capital contribution to or investment in, any other Person, except that the Guarantor or any Subsidiary may

                    (i) make or permit to remain outstanding loans, advances and capital contributions to and investments in, and acquire any stock or securities of any wholly-owned Subsidiary;

                   (ii) own, purchase or acquire (a) Government Obligations (as defined in the Indenture), (b) deposit accounts with and certificates of deposit of commercial banks with a capital and surplus in excess of Fifty Million Dollars ($50,000,000), (c) banker's acceptances drawn on or accepted by commercial banks with a capital and surplus in
               excess of Fifty Million   Dollars ($50,000,000), (d)
                                        repurchase agreements secured by
                                        obligations of the type specified
                                        in (a) above due not more than one
                                        year from the date of acquisition
                                        thereof, and (e) commercial paper
                                        rated A-2 or better by Moody's and
                                        variable rate preferred stock rated
                                        A or better by Standard & Poor's;

                  (iii) acquire any amount of stock or securities of, or any interest in, or make any capital contribution to or investment in, any other Person in connection with an acquisition of more than 50% of the voting stock of or other controlling interest in such Person provided the acquired Person becomes a Subsidiary of the Guarantor included in the Guarantor's balance sheet as a Consolidated Subsidiary;

                  (iv) make loans and advances to employees of the Guarantor and its Subsidiaries in the ordinary course of business; and

                  (v) make or permit to remain outstanding other loans and advances to, and purchase and acquire stock and securities of, and make capital contributions to or investments in other Persons (including without limitation Persons which are not Subsidiaries of the Guarantor), in an aggregate amount not to exceed forty percent (40%) of Consolidated Net Worth.

               7.5. Consolidated Total Liabilities to Consolidated Tangible Net Worth. The Guarantor will not at any time permit the ratio of its Consolidated Total Liabilities to its Consolidated Tangible Net Worth to be greater than 1.25 to 1.0.

               7.6. Coverage Ratio. The Guarantor will not at any time permit the ratio of EBIT for any period of four consecutive fiscal quarters to Interest Expense, for the same period, to be less than 2.50 to 1.0.

               7.7. Current Ratio. The Guarantor will not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities, at any time, to be less than 2.50 to 1.0.

               7.8. Consolidated Net Worth. The Guarantor will not permit Consolidated Net Worth to be less than $250,000,000 at December 31, 1993 or such higher amount as hereinafter set forth. The Consolidated Net Worth of the Guarantor shall increase quarterly, beginning with the fiscal quarter ended December 31, 1993, by an amount equal to 50% of the Consolidated Net Income (if positive) of the Guarantor for such fiscal quarter.

                               ARTICLE VIII

                Conditions to Issuance of Letter of Credit

               8.1. Conditions of Issuance. On or prior to the date of issuance of the Letter of Credit, the Borrower and the Guarantor shall have furnished to the Bank, in form satisfactory to the Bank, the following:

                    (a) two executed counterparts of this Agreement and executed counterparts of each of the Security Instruments;

                    (b) executed counterparts of each of the Bond Documents (except for the Bonds, as to which a specimen copy may be furnished);

                    (c) evidence of compliance with the insurance requirements contained in Article VI hereof;

                    (d) an opinion dated the date hereof addressed to, and in form and substance acceptable to, the Bank from the Issuer's counsel, as to such matters as the Bank may require;

                    (e) opinion(s) of counsel for the Borrower and the Guarantor dated the date hereof addressed to, and substantially in the form attached hereto as Exhibit E and otherwise in form and substance acceptable to, the Bank;

                    (f) certificates of the Borrower and the Guarantor, as applicable, including references to (i) Articles of Incorporation, By-laws and other charter documents as applicable, (ii) resolutions of the Board of Directors, authorizing the execution, delivery and performance of the appropriate Bond Documents, this Agreement and the Security Instruments to which the Borrower or the Guarantor, as the case may be, is a party,
                         (iii) incumbency and specimen signatures of officers, and (iv) such other matters as the Bank may require;

                    (g) (a) copies of the Articles of Incorporation, By-laws or other charter documents, as applicable, of the Guarantor, certified as true and correct by an authorized officer as of the date of issuance of the Bonds; and (b) as to any corporations, certificates dated no earlier than 20 days prior to the date of issuance of the Bonds of the Secretary of State of the applicable states as to the good standing of the Borrower and the Guarantor;

                    (h) an opinion of Bond Counsel, in substantially the form of Exhibit F hereto in form and substance satisfactory to the Bank and its counsel, and as to such other matters as the Bank may reasonably request;

                    (i) copies of all governmental approvals required in connection with this transaction, including the resolution of the Issuer authorizing the authentication and issuance of the Bonds;

                    (j) evidence of payment to the Bank of the commission pursuant to Section 4.4 of this Agreement;

                    (k)  such other documents, instruments and
                         certifications as the Bank may reasonably require.

               8.2 Additional Conditions Precedent to Issuance of the Letter of Credit. (a) The obligation of the Bank to issue the Letter of Credit shall be subject to the further conditions precedent that on the date of issuance the following statements shall be true and the Bank shall have received a certificate signed by the Chief Financial Officer or Controller of the Borrower and by the Guarantor, dated the date of issuance, stating that:

                   (i)   The representations and warranties contained in
               Article II and Article III of this Agreement, Section 5 of the Pledge Agreement Section 2.2 of the Sale Agreement are correct on and as of the date of issuance of the Letter of Credit as though made on and as of such date; and

                  (ii) No event has occurred or would result from the issuance of the Letter of Credit, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

and (b) there shall have been no introduction of or change in, or in the interpretation of, any law or regulation that would make it unlawful or unduly burdensome for the Bank to issue the Letter of Credit, no outbreak or escalation of hostilities or other calamity or crisis, no suspension of or material limitation on trading on the New York Stock Exchange or any other national securities exchange, no declaration of a general banking moratorium by United States or North Carolina banking authorities, and no establishment of any new restrictions on transactions in securities or on banks materially affecting the free market for securities or the extension of credit by banks.

               8.3. Conditions Precedent to Each Tender Advance. Each payment made by the Bank under the Letter of Credit pursuant to a Tender Draft shall constitute a Tender Advance hereunder only if on the date of such payment no event has occurred or would result from such Tender Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Unless the Borrower or the Guarantor shall have previously advised the Bank in writing or the Bank has actual knowledge that the above statement is no longer true, the Borrower and the Guarantor shall be deemed to have represented and warranted, on the date of payment by the Bank under the Letter of Credit pursuant to a Tender Draft, that on the date of such payment the above statement is true and correct.

                                ARTICLE IX

                                  Default

               9.1. Events of Default. Each of the following shall constitute an Event of Default under this Agreement, whereupon all obligations, whether then owing or contingently owing, will, at the option of the Bank or its successors or assigns, immediately become due and payable by the Borrower without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Borrower will pay the reasonable attorneys' fees incurred by the Bank, or its successors or assigns, in connection with such Event of Default:

                    (a) Failure of the Borrower or the Guarantor to pay within five (5) days of the date when due any payment of principal, interest, commission, charge or expense referred to in Article IV hereof; or

                    (b) The occurrence of an "Event of Default" under any of the Security Instruments or any of the Bond Documents; or

                    (c) If the Borrower or the Guarantor default in the payment of principal when due, whether by acceleration or otherwise, or interest on any other Indebtedness in excess of $15 million beyond any period of grace provided with respect thereto, or in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee for such holder or holders) to cause, such obligation to become due prior to its stated maturity; or

                    (d) If any representation, warranty, certification or statement made by the Borrower or the Guarantor herein, or in any writing furnished by or on behalf of the Borrower or any of the Guarantor in connection with the loan by the Issuer under the Sale Agreement or pursuant to this Agreement, or any of the Security Instruments shall have been false, misleading or incomplete in any material respect on the date as of which made; or

                    (e) If the Borrower or the Guarantor default in the performance or observance of any agreement or covenant contained in Article VII hereof; or

                    (f) If the Borrower or the Guarantor default in the performance or observance of any other agreement, covenant, term or condition contained herein, and such default shall not have been remedied thirty (30) days after written notice thereof shall have been received by it from the Bank; or

                    (g) The Borrower or the Guarantor shall make an assignment for the benefit of creditors, file a petition in bankruptcy, have entered against or in favor of it an order for relief under the Federal Bankruptcy Code or similar law of any foreign jurisdiction, generally fail to pay its debts as they come due (either as to number or amount), admit in writing its inability to pay its debts generally as they mature, make a voluntary assignment for the benefit of creditors, commence any voluntary assignment for the benefit of creditors, commence any proceeding relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or by any act, indicate its consent to, approval of or acquiescence in any such proceeding for the appointment of any receiver of, or trustee or custodian (as defined in the Federal Bankruptcy Code) for itself, or any substantial part of its property, or a trustee or a receiver shall be appointed for the Borrower or for a substantial part of the property of the Borrower or the Guarantor and such appointment remains in effect for more than sixty (60) days, or a petition in bankruptcy or for reorganization shall be filed against the Borrower or the Guarantor and such petition shall not be dismissed within sixty (60) days after such filing;

                    (h) If a final judgment, which with other outstanding final judgments against the Borrower or the Guarantor exceeds an aggregate of Eight Million Dollars ($8,000,000), in excess of insurance, shall be rendered against the Borrower or the Guarantor and if within 30 days after entry thereof such judgment shall not have been discharged or execution thereof stayed pending appeal, or if within 30 days after the expiration of any such stay such judgment shall not have been discharged;

then at any time thereafter, the Bank may (a) pursuant to Section 902 of the Indenture, advise the Trustee that an Event of Default has occurred and instruct the Trustee to declare the principal of all Bonds then outstanding and interest thereon to be immediately due and payable, and (b) proceed hereunder, and under the Security Instruments and, to the extent therein provided, under the Bond Documents, in such order as it may elect and the Bank shall have no obligation to proceed against any Person or exhaust any other remedy or remedies which it may have and without resorting to any other security, whether held by or available to the Bank.

               9.2. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Bank is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder and the Security Instruments or now or hereafter existing at law or in equity or by statute.

                                 ARTICLE X

                               Miscellaneous

               10.1. Indemnification. (a) Each of the Borrower and the Guarantor, jointly and severally, hereby indemnifies and holds the Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any Person) (i) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit, provided that the Borrower and the Guarantor shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the gross negligence or willful misconduct of the Bank in connection with paying drafts presented under the Letter of Credit or (b) the Bank's willful failure to pay under the Letter of Credit (other than in connection with a court order) after the presentation to it by the Trustee or a successor corporate fiduciary under the Indenture of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit or (c) any other failure of the Bank to conform to the Uniform Customs and Practice; or (ii) by reason of or in connection with the execution, delivery or performance of any of this Agreement, the Security Instruments or any transaction contemplated by any thereof.

               (b) Each of the Borrower and the Guarantor, jointly and severally, hereby indemnifies and holds the Bank harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including clean-up costs), judgments and expenses (including attorneys', consultants' or experts' fees and expenses) of every kind and nature suffered by or asserted against the Bank as a direct or indirect result of any warranty or representation made by the Borrower and the Guarantor in Sections 2.11 hereof, respectively, being false or untrue in any material respect or any requirement under any law, regulation or ordinance, local, state, or federal, which requires the elimination or removal of any hazardous materials, substances, wastes or other environmentally regulated substances at the Project Site, except to the extent that any such damages, penalties, fines, claims, liens, suits, liabilities, costs, judgments or expenses result directly or indirectly from the actions of the Bank or any of its directors, officers, shareholders or employees. The Borrower's and the Guarantor's obligations hereunder to the Bank shall not be limited to any extent by the term of this Agreement, and, as to any act or occurrence prior to the termination of this Agreement which gives rise to liability hereunder, shall continue, survive and remain in full force and effect notwithstanding the termination of the Bank's obligations hereunder.

Anything herein to the contrary notwithstanding, nothing in this
Section 10.1 is intended or shall be construed to limit the Borrower's reimbursement obligation or the Guarantor's guaranty obligation contained in Article IV hereof. Without prejudice to the survival of any other obligation of the Borrower or the Guarantor, the indemnities and obligations of the Borrower and the Guarantor contained in this
Section 10.1 shall survive the payment in full of amounts payable pursuant to Article IV and the Termination Date.

               10.2. Transfer of Letter of Credit. The Letter of Credit may be transferred and assigned in accordance with the terms of the Letter of Credit.

               10.3. Reduction of Letter of Credit. (a) The Letter of Credit is subject to reduction pursuant to its terms.

                    (b) If the amount available to be drawn under the Letter of Credit shall be permanently reduced in accordance with the terms thereof, then the Bank shall have the right to require the Trustee to surrender the Letter of Credit to the Bank and to issue on such date, in substitution for such outstanding Letter of Credit, a substitute irrevocable letter of credit, substantially in the form of the Letter of Credit but with such changes therein as shall be appropriate to give effect to such reduction, dated such date, for the amount to which the amount available to be drawn under the Letter of Credit shall have been reduced.

               10.4. Liability of the Bank. Neither the Bank nor any of its officers, directors, employees, agents or consultants shall be liable or responsible for:

                    (a) the use which may be made of the Letter of Credit or for any acts or omissions of the Trustee or any beneficiary or transferee in connection therewith;

                    (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

                    (c) payment by the Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or

                    (d) any other circumstances whatsoever in any way related to the making or failure to make payment under the Letter of Credit;

except only that the Borrower and the Guarantor shall have a claim against the Bank, and the Bank shall be liable to the Borrower and the Guarantor, to the extent but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower or the Guarantor which were caused by (i) the gross negligence or willful misconduct of the Bank in determining whether documents presented under the Letter of Credit complied with the terms of the Letter of Credit or (ii) wrongful failure of the Bank to pay under the Letter of Credit after the presentation to it by the Trustee or a successor trustee under the Indenture of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit or (iii) any other failure of the Bank to conform to the requirements of the Uniform Customs and Practice. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

               10.5. Successors and Assigns. This Agreement shall be binding upon the Borrower, the Guarantor and the Bank, their respective successors and assigns and all rights against the Borrower or the Guarantor arising under this Agreement shall be for the sole benefit of the Bank, its successors and assigns, all of whom shall be entitled to enforce performance and observance of this Agreement to the same extent as if they were parties hereto.

               10.6. Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when hand delivered or mailed first class, certified or registered mail, postage prepaid, or by overnight courier service, addressed as follows or to such other address as the parties hereto shall have been notified pursuant to this Section 10.6:

               The Bank:         The First Union National Bank
                                   of North Carolina
                                 Two First Union Center, 7th Floor
                                 Charlotte, North Carolina 28288-0742
                                 Attention:  International Operations

               with a copy to:   The First Union National Bank
                                   of North Carolina
                                 One First Union Plaza, 19th Floor
                                 Charlotte, North Carolina  28288
                                 Attention:  Capital Markets

               The Borrower:     Spence Engineering Company, Inc.
                                 c/o Watts Regulator Co.
                                 815 Chestnut Street
                                 North Andover, Massachusetts 01845
                                 Attention:  Corporate Controller

               The Guarantor:    Watts Industries, Inc.
                                 Route 114 and Chestnut Street
                                 North Andover, MA  01845

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed, in which event said notice, request or demand shall be effective only upon receipt by the addressee.

               10.7 Amendment. This Agreement may be amended, modified or discharged only upon an agreement in writing of the Borrower, the Guarantor and the Bank.

               10.8. Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Bank to exercise any remedy now or hereafter existing at law or in equity or by statute, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any provision contained in this Agreement should be breached by any party and thereafter waived by the other party so empowered to act, such waiver shall be limited to the particular breach hereunder. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Agreement.

               10.9. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               10.10. Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or Sections contained in this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement, or any part thereof.

               10.11. Cost of Collection. Each of the Borrower and the Guarantor shall be liable for the payment of all reasonable fees and expenses, including reasonable attorneys' fees (computed without regard to any statutory presumption), incurred in connection with the enforcement of this Agreement.

               10.12. Set Off. Upon the occurrence of an Event of Default hereunder, the Bank is hereby authorized, without notice to the Borrower or the Guarantor, to set off, appropriate and apply any and all monies, securities and other properties of the Borrower or the Guarantor hereafter held or received by or in transit to the Bank from or for the Borrower or the Guarantor, against the obligations of the Borrower or the Guarantor irrespective of whether the Bank shall have made any demand hereunder or any other Credit Security Instrument under and although such obligations may be contingent or unmatured.

               10.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Guarantor hereby acknowledge that the Letter of Credit shall be governed by and construed in accordance with Uniform Customs and Practice.

               10.14.  References.  The words "herein", "hereof",
"hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection.

               10.15. Consent to Jurisdiction, Venue. In the event that any action, suit or other proceeding is brought against the Borrower or the Guarantor by or on behalf of the Bank to enforce the observance or performance of any of the provisions of this Agreement or of any of the Security Instruments, including without limitation the collection of any amounts owing thereunder, each of the Borrower and the Guarantor hereby
(i) irrevocably consents to the exercise of jurisdiction over the Borrower and the Guarantor and to the extent permitted by applicable laws, their property, by the United States District Court, Southern District of North Carolina, and by Supreme Court of North Carolina or the State Court and
(ii) irrevocably waives any objection it might now or hereafter have or assert to the venue of any such proceeding in any court described in clause (i) above.

               IN WITNESS WHEREOF, the Borrower, the Guarantor and the Bank have caused this Agreement to be executed in their respective names, as a sealed instrument all as of the date first above written.

                                        THE BORROWER:

                                        SPENCE ENGINEERING COMPANY, INC.



                                        By: /s/ William C. McCartney
                                           -------------------------
                                           Title: Assistant Treasurer

                                        THE GUARANTOR:

                                        WATTS INDUSTRIES, INC.



                                        By: /s/ Kenneth J. McAvoy
                                           -----------------------
                                           Title: Vice President of Finance

                                        THE BANK:

                                        THE FIRST UNION NATIONAL BANK OF
                                        NORTH CAROLINA



                                        By: /s/ Douglas Shaw
                                           --------------------------
                                             Title: AVP


ATTEST:


/s/ (Signature)
_______________________
Title: Ass't Sec'ty

                                        (Corporate Seal)